Exhibit 99.2

FOR IMMEDIATE RELEASE

Premier, Inc. raises fiscal 2016 revenue guidance

Increase a result of government contract awarded for participation in Partnership for Patients initiative

CHARLOTTE, NC, October 6, 2015 – Premier, Inc. (NASDAQ: PINC), a leading healthcare improvement company, today increased its revenue guidance for its fiscal year ending June 30, 2016.

As previously disclosed, the Centers for Medicare & Medicaid Services (CMS) awarded Premier a contract to participate as a Hospital Engagement Network in the second round of CMS’ Partnership for Patients initiative. The one-year, $9.3 million contract began September 24, 2015, and is expected to contribute approximately $7.0 million in revenue to Premier’s fiscal 2016 financial results. The company stated at the time of the announcement that it would update guidance accordingly during its Investor Day on October 6, 2015. The increase in guidance specifically impacts Performance Services segment revenue.

Fiscal 2016 Financial Guidance(1)

Premier, Inc. updates full-year fiscal 2016 financial guidance, as follows:

(in millions, except per share data)	Updated FY 2016	% YoY Increase	Previous FY 2016
Net Revenue:
Supply Chain Services segment	$792.0 - $813.0	7% - 10%	$792.0 -$813.0
Performance Services segment	$352.0 - $362.0	31% - 35%	$346.0 - $355.0

Total Net Revenue	$1,144.0 - $1,175.0	14% - 17%	$1,138.0 - $1,168.0
Non-GAAP adjusted EBITDA	$425.0 - $444.0	8% - 13%	$425.0 - $444.0
Non-GAAP adjusted fully distributed EPS	$1.54 - $1.62	8% - 13%	$1.54 - $1.62

(1)	Updated October 6, 2015. Premier does not reconcile guidance for adjusted EBITDA and non-GAAP adjusted fully distributed net income per-share to net income (loss) or GAAP earnings per share because the company does not provide guidance for reconciling items between net income (loss) and adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share. The company is unable to provide guidance for these reconciling items since certain items that impact net income (loss) are outside of the company’s control and cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) or GAAP earnings per share is not available without unreasonable effort.

Premier’s revised guidance assumptions include the financial and operational contributions from the CMS contract. Consistent with Premier’s initial guidance provided on August 24, 2015, financial guidance for the fiscal year is also based on the following key assumptions: stable growth in the Supply Chain Services segment through the continued, but more normalized growth of the company’s direct sourcing and specialty pharmacy businesses, the addition and contract conversion ramp-up of new GPO members, and deeper penetration of existing members’ supply spend; increased product and services sales in the Performance Services segment, including sales and use of SaaS-based products, increased member participation in performance improvement collaboratives and increased demand for advisory services; and the continuation of historically high retention and renewal rates of Premier’s GPO and SaaS members.

Guidance assumptions also include the integration and realization of anticipated financial and operational contributions from acquisitions announced in August and October 2015, but do not

Premier, Inc. raises fiscal 2016 revenue guidance

contemplate the impact of any potential future acquisitions. Guidance also assumes performance consistent with the company’s current visibility into its annual revenue stream.

The statements in this “Outlook and Guidance” discussion are “forward-looking statements.” For additional information regarding the use and limitations of such statements, see “Forward-Looking Statements” below and the “Risk Factors” section of the company’s Form 10-K for the year ended June 30, 2015.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,600 U.S. hospitals and 120,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Forward looking statements and non-GAAP financial measures

Matters discussed in this release that are not statements of historical or current facts, such as the expected contributions from the CMS contract, the 2016 financial guidance and each of the assumptions underlying such guidance, as set forth above, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC and available on Premier’s website at investors.premierinc.com. Forward looking statements speak only as of the date they are made. Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. Adjusted EBITDA and adjusted fully distributed EPS are “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934. Premier’s Form 10-K for the year ended June 30, 2015 provides an explanation and disclosure regarding our use of Adjusted EBITDA and adjusted fully distributed EPS and should be read in conjunction with this release. Premier does not reconcile guidance for adjusted EBITDA and adjusted fully distributed EPS because it does not provide guidance for reconciling items between net income (loss) and adjusted EBITDA. Premier is unable to provide guidance for these reconciling items since certain items that impact net income (loss) are outside

Premier, Inc. raises fiscal 2016 revenue guidance

of Premier’s control and cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) or GAAP earnings per share is not available without unreasonable effort.

Contacts

Media:

Amanda Forster, Premier, Inc., amanda_forster@premierinc.com, 202.897.8004

Morgan Guthrie, Premier, Inc., morgan_guthrie@premierinc.com, 704.816.4152

Investors:

Jim Storey, Premier, Inc., jim_storey@premierinc.com, 704.816.5958